Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE LOSS

On May 1, 2013, pursuant to a Termination and Transition Agreement entered into between XenoPort Inc. (the “Company” or “XenoPort”) and Glaxo Group Limited (“GSK”) on November 8, 2012 (the “Termination Agreement”), XenoPort completed the reacquisition of the exclusive rights to commercialize, promote, manufacture and distribute HORIZANT (gabapentin enacarbil) Extended-Release Tablets in the United States from GSK and assumed all responsibilities for any further development, manufacturing and commercialization of HORIZANT in the United States beginning on that date.

The unaudited pro forma condensed combined statement of comprehensive loss for the year ended December 31, 2013 is presented as if the acquisition of the HORIZANT business had occurred on January 1, 2013, and is based on the statement of comprehensive loss of XenoPort for the year ended December 31, 2013 and the unaudited statement of revenues and certain direct expenses of the HORIZANT product line from January 1, 2013 through April 30, 2013. The financial results of the HORIZANT business from May 1, 2013 through December 31, 2013 are included in XenoPort’s financial statements for the year ended December 31, 2013 as included in its Annual Report on Form 10-K for the year ended December 31, 2013 (the “XenoPort 10-K”). XenoPort’s balance sheet as of December 31, 2013, as included in the XenoPort 10-K, reflects the acquisition of the HORIZANT business. As a consequence, an unaudited pro forma condensed combined balance sheet of XenoPort is not included herein.

The unaudited statement of revenues and certain direct expenses of the HORIZANT product line from January 1, 2013 through April 30, 2013 was derived in part from the unaudited statement of revenues and certain direct expenses of the HORIZANT product line for the three months ended March 31, 2013 included in Exhibit 99.2 to XenoPort’s Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on July 17, 2013 (the “XenoPort Form 8-K/A”). As described in the statements of revenues and certain direct expenses of the HORIZANT product line included as Exhibit 99.2 to the XenoPort Form 8-K/A, the statements of revenues and certain direct expenses of the HORIZANT product line were prepared solely for inclusion in XenoPort’s filings with the Securities and Exchange Commission under Rule 3-05 of Regulation S-X and are not intended to be a complete presentation of the results of operations of the HORIZANT business. In addition, such statements of revenues and certain direct expenses of the HORIZANT product line expressly exclude certain of the costs borne by GSK to support the HORIZANT product line; accordingly, such statements of revenues and certain direct expenses of the HORIZANT product line are not indicative of the results of the HORIZANT product line going forward due to the omission of various operating expenses.

The unaudited pro forma condensed combined statement of comprehensive loss for the year ended December 31, 2013 should only be read in conjunction with XenoPort’s historical audited financial statements and accompanying notes for the year ended December 31, 2013 included in the XenoPort 10-K.

The unaudited pro forma condensed combined statement of comprehensive loss is provided for illustrative purposes only, in accordance with Article 11 of Regulation S-X, and is not indicative of the results of operations that would have been realized had the acquisition of the HORIZANT business been completed on January 1, 2013, nor is it indicative of the Company’s future operating results, since the pro forma financial information necessarily excludes various operating expenses that have been and will be incurred by XenoPort to operate the HORIZANT business and XenoPort’s expense structure and commercialization infrastructure related to HORIZANT are significantly different than those previously maintained by GSK. Accordingly, the unaudited pro forma condensed combined statement of comprehensive loss should not be relied upon as a measure of XenoPort’s ability to commercialize HORIZANT. The unaudited pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. Certain information and notes normally included in statement of comprehensive loss prepared in accordance with accounting principles generally accepted in the United States have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission governing pro forma financial information.

XENOPORT, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE LOSS

For the year Ended December 31, 2013

(in thousands, except per share data)

	Historical XenoPort	Historical HORIZANT January 1, 2013 through April 30, 2013	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues:
Net Product Sales	$6,414	$1,177	$—		$7,591
Collaboration revenue	1,137	—	—		1,137
Royalty revenue	400	—	—		400

Total revenues	7,951	1,177	—		9,128
Cost and expenses:
Cost of goods sold	1,170	303	(59)	(2),(3)	1,414
Research and development	33,325	3,083	—		36,408
Selling, general and administrative	59,084	16,344	(11,586)	(4)	63,842

Total cost and expenses	93,579	19,730	(11,645)		101,664

Loss from operations	(85,628)	(18,553)	11,645		(92,536)
Interest income	213	—	—		213
Interest expense	(468)	—	—		(468)

Net loss	(85,883)	(18,553)	11,645		(92,791)
Other comprehensive loss:
Unrealized gains (losses) on available-for-sale-securities	(22)	—	—		(22)

Comprehensive loss	$(85,905)	$(18,553)	$11,645		$(92,813)

Basic and diluted net loss per share	$(1.81)				$(1.95)

Shares used to compute basic and duluted net loss per share	47,545				47,545

See accompanying notes to the unaudited pro forma condensed combined statement of comprehensive loss.

XENOPORT, INC

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT

OF COMPREHENSIVE LOSS

1.    Description of Transaction and Basis of Presentation

Description of Transaction

On November 8, 2012, XenoPort, Inc. (the “Company” or “XenoPort”) reached an agreement with Glaxo Group Limited, or GSK, a wholly-owned subsidiary of GlaxoSmithKline PLC, to terminate the Amended and Restated Development and Commercialization Agreement, dated November 7, 2010, between the Company and GSK.

Under the terms of the November 2012 termination and transition agreement, during a transition period that ended on April 30, 2013, GSK continued to exclusively commercialize, promote, manufacture and distribute HORIZANT in the United States. The Company did not receive any revenue or incur any losses from GSK’s sales of HORIZANT during the transition period. GSK also continued to fully fund the costs associated with the management and conduct of clinical studies initiated by GSK prior to the date of the termination and transition agreement. In addition, at the end of the transition period, GSK provided to the Company inventory of gabapentin enacarbil in GSK’s possession that was not required for use by GSK in the manufacture of HORIZANT and manufacturing property and equipment. On May 1, 2013, XenoPort completed the acquisition of the HORIZANT business in accordance with the termination and transition agreement and assumed all responsibilities and associated rights for further development, manufacturing and commercialization of HORIZANT in the United States on that date. GSK was responsible for the commercial manufacture and supply of HORIZANT for the transition period. GSK also supplied the Company with HORIZANT following the end of the transition period through October 2013 and also performed certain validation work with respect to the 300 mg dosage form of HORIZANT and other services for the Company through December 2013 on pricing terms established under the termination and transition agreement.

Basis of Presentation

The unaudited pro forma condensed combined statement of comprehensive loss give effect to XenoPort’s acquisition of the HORIZANT business on the historical operating results of XenoPort for the year ended December 31, 2013 as if the acquisition had taken place on January 1, 2013. The unaudited pro forma condensed combined statement of comprehensive loss is based on the statement of comprehensive loss of XenoPort for the year ended December 31, 2013 and the unaudited statement of revenue and certain direct expenses of the HORIZANT product line from January 1, 2013 through April 30, 2013. The unaudited pro forma condensed combined statement of comprehensive loss for the year ended December 31, 2013 should only be read in conjunction with XenoPort’s historical audited financial statements and accompanying notes for the year ended December 31, 2013 included in its Annual Report on Form 10-K for the year ended December 31, 2013.

2.     Depreciation Adjustment

This adjustment amends depreciation expense included in cost of goods sold to reflect the depreciation of the fair value of the acquired manufacturing property and equipment over its estimated remaining useful lives of the respective assets, which is generally ten years, from the beginning of the reporting period.

3.     Cost Adjustment

This adjustment gives effect to the difference between the cost of raw materials known as active pharmaceutical ingredient (“API”) that GSK incurred and XenoPort’s fair value of the API.

4.     Selling Expense Adjustment

This adjustment reflects the difference in selling expense between GSK direct selling expenses and XenoPort’s third party contractual costs.